Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Macy’s, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	28,202,000	$19.19	$541,196,380	0.0001476	$79,880.59
Total Offering Amounts					$541,196,380		$79,880.59
Total Fee Offsets							---
Net Fee Due							$79,880.59

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Macy’s, Inc. (the “Registrant”) that may become issuable to prevent dilution pursuant to the antidilution provisions of the Registrant’s 2024 Equity and Incentive Compensation Plan (the “2024 Plan”), including in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2) This Registration Statement covers 26,080,000 shares of Common Stock, not previously registered, issuable under the 2024 Plan. In addition, the number of shares available for issuance under the 2024 Plan may be increased from time to time by shares of Common Stock subject to outstanding awards under the Registrant’s 2021 Equity and Incentive Compensation Plan (the “2021 Plan”), the 2018 Equity and Incentive Compensation Plan (the “2018 Plan”) and the Amended and Restated 2009 Omnibus Incentive Compensation Plan (the “2009 Plan” and, together with the 2021 Plan and the 2018 Plan, the “Predecessor Plans”) that are forfeited, cancelled, expire, settled for cash (in whole or in part) or unearned (in whole or in part), as applicable, after February 3, 2024 at a rate of one share for every one share subject to stock option awards and 1.75 shares for every one share subject to awards other than stock options. This Registration Statement also covers 2,121,553 shares of Common Stock that were subject to such outstanding awards under the Predecessor Plans, but that are now available for issuance under the 2024 Plan because such awards were forfeited, cancelled, expired, settled for cash (in whole or in part) or unearned (in whole or in part) after February 3, 2024 (the “Predecessor Plan Shares”). The Predecessor Plan Shares were registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (Registration Nos. 333-256360 (2021 Plan); 333-225210 (2018 Plan); and 333-160564 (2009 Plan)). Concurrently with the filing of this Registration Statement, the Registrant has filed post-effective amendments to the Registration Statements for the Predecessor Plans deregistering the Predecessor Plan Shares which are being carried forward under this Registration Statement. The post-effective amendments to the Registration Statements for the Predecessor Plans also deregister the shares of Common Stock under the Predecessor Plans that have been available for grant but have not been granted as of the date of this Registration Statement.

(3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 30, 2024, a date within five business days prior to filing.